Filed pursuant to Rule 424(b)(3)
Registration No. 333-151773
PROSPECTUS SUPPLEMENT NO. 2
SeraCare Life Sciences, Inc.
4,574,275 Shares of Common Stock
     This prospectus supplement amends the prospectus, dated July 22, 2008 (the “Prospectus”) relating to the offer and sale by the selling stockholders listed in the Prospectus of up to 4,574,275 shares of common stock of SeraCare Life Sciences, Inc. This prospectus supplement amends the Prospectus to include information related to the end of the Securities and Exchange Commission’s investigation of the Company, as reported by the Company on Form 8-K on September 15, 2008.
     This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
September 15, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2008

SeraCare Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33045	33-0056054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 Birch Street
Milford, Massachusetts	01757
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 244-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES

Item 8.01 Other Events.
     On September 15, 2008, SeraCare Life Sciences, Inc. (the “Company”) issued a press release announcing that the Securities and Exchange Commission has completed its investigation of the Company and does not intend to recommend any enforcement action. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
Number	Description

99.1	Press Release issued by SeraCare Life Sciences, Inc. dated September 15, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeraCare Life Sciences, Inc.
Date: September 15, 2008	By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer, Treasurer and Secretary

SeraCare Life Sciences Announces Completion of SEC Investigation
Milford, MA, September 15, 2008— SeraCare Life Sciences, Inc. (NASDAQ: SRLS) (the “Company”) today announced that it has been notified by the Securities and Exchange Commission (SEC) that the SEC has completed its investigation of the Company and does not intend to recommend any enforcement action against the Company. The investigation was initiated in 2005 while the Company was under prior management and focused on the Company’s financial statements filed with the SEC prior to September 30, 2005, the accounting documentation related to these financial statements and the ability of the Company’s auditors to rely on representations of the Company’s former management.
“SeraCare serves a broad-based, blue chip customer base by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics,” said Susan Vogt, President and CEO of SeraCare. “The strengths of SeraCare’s core business allowed us to overcome previous difficulties and with the completion of the SEC investigation, that chapter of the Company’s corporate history is now completely closed allowing us to focus solely on SeraCare’s future.”
“Over the next 18 months, we intend to continue to build an industry-leading specialty biologic tools company focused on high-growth, higher-margin and value-added products and services with an emphasis on customer satisfaction. On behalf of the management team, I’d like to thank our dedicated employees, customers and shareholders for the support that has enabled us to arrive in such a promising position.”
About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All

statements other than statements of historical facts included in this press release are forward-looking statements. All statements regarding SeraCare’s expected future financial position, results of operations, cash flows, financial plans, business strategy, capital expenditures, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from SeraCare’s expectations. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, results of litigation, government investigations, the availability of financing, actions of SeraCare’s competitors and changes in general economic conditions. Certain of the risks and factors associated with SeraCare’s business are also discussed in the Company’s 2007 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements. Many of these factors are outside of SeraCare’s control. SeraCare does not undertake a duty to update any forward-looking statements contained herein.
Investor Relations/Public Relations Contacts:
Gregory A. Gould, Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400
Sarah Cavanaugh
MacDougall BioMedical Communications
781-235-3060